Exhibit 99.1

News Release

Schering-Plough Corporation
2000 Galloping Hill Road
Kenilworth, New Jersey 07033-0530

FOR RELEASE: IMMEDIATELY	Investor Contacts:	Lisa W. DeBerardine
Janet M. Barth
(908) 298-7436

	Media Contact:	Steve Galpin, Jr.
(908) 298-7415

SCHERING-PLOUGH REPORTS FINANCIAL RESULTS FOR 2004 FIRST QUARTER

KENILWORTH, N.J., April 22, 2004 – Schering-Plough Corporation (NYSE: SGP) today reported financial results for the 2004 first quarter, including lower comparative sales and a loss for the quarter versus the 2003 period. The lower financial results were primarily due to continued sales declines for several key profit-generating products; significant investments in sales and marketing support; additional spending in connection with consent decree, compliance and quality-related obligations; and special charges related to efforts to reduce overall payroll and related expenses and to asset impairments.

     “Schering-Plough’s first quarter results reflect the serious challenges facing the company,” said Fred Hassan, Schering-Plough chairman and CEO. “As we’ve said previously, 2004 will be a year of difficult financial comparisons. But we are working through our five-stage Action Agenda and continue to look forward to a turnaround that is expected to begin in 2005 and be driven by our cholesterol-lowering agent VYTORIN.”

     VYTORIN (ezetimibe/simvastatin) is a new cholesterol-lowering therapy being developed and marketed in partnership with Merck. VYTORIN combines Schering-Plough’s ZETIA (ezetimibe) and Merck’s Zocor (simvastatin) statin product in a single tablet. VYTORIN is under regulatory review in the United States and is expected to be launched in the second half of 2004. The product was approved for marketing in Germany earlier this month and in Mexico in March.

     “With ZETIA, we have the most-prescribed non-statin product in the U.S. cholesterol-lowering market,” said Hassan. “With VYTORIN, we have a unique dual-inhibition therapy to compete in the critical high-efficacy space of the cholesterol-lowering market, which is the largest treatment category in the world.”

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     Hassan cited clinical data presented at last month’s Annual Scientific Meeting of the American College of Cardiology, which showed that patients taking ezetimibe with simvastatin achieved significantly greater reductions in LDL cholesterol than leading cholesterol therapies. He also noted that other studies continue to highlight the important medical benefits from aggressively reducing cholesterol levels, further reinforcing the potential of VYTORIN. “To maximize that potential,” he added, “we have been making significant investments to expand and train our sales force in preparation for the global launch of VYTORIN.”

     Hassan said Schering-Plough is continuing its drive to reduce costs and reinvest savings through its Value Enhancement Initiative (VEI). VEI is projected to achieve cost savings in excess of $200 million annually. “These savings are being reinvested in growth-driving priorities in research, manufacturing and compliance, and in strengthening our sales forces to prepare for the global launch of VYTORIN,” he said. “To supplement our R&D pipeline, we are also pursuing fiscally sound in-licensing opportunities.”

     Hassan said the company’s overall strategy involves building for the long term. “We are investing for the future even as we recognize that short-term comparisons may suffer. Building on the projected future success of VYTORIN, our goal is to make Schering-Plough a highly competitive global organization, able to deliver sustainable growth and supported by multiple growth drivers. Our commitment to business integrity, quality and compliance is at the center of this strategy.”

First Quarter 2004 Results
The company reported a loss for the 2004 first quarter of $73 million or 5 cents per diluted share compared with net income of $173 million and diluted earnings per share of 12 cents in the 2003 period. The special charges in the 2004 first quarter totaled $70 million, or 4 cents per share (as measured using the company’s effective tax rate). The special charges included $44 million of employee termination costs relating to reductions in the company’s global workforce and $26 million of asset impairment charges primarily related to the company’s anticipated exit from a small European research-and-development facility.

     First quarter 2004 net sales of $2.0 billion were 6 percent lower than the $2.1 billion in the 2003 period and included a favorable exchange impact of 6 percent. First quarter Global Pharmaceuticals sales totaled $1.5 billion, down 10 percent, while Consumer Health Care sales rose 7 percent to $312 million and Animal Health sales grew 20 percent to $170 million. Total U.S. net sales were $738 million, down 23 percent, and sales outside the United States were $1.2 billion, up 10 percent,

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including a 12 percent favorable impact from foreign exchange. Contributing to the decline in global sales in the first quarter of 2004 was the absence of LOSEC revenues in Europe, as the company’s agreement with AstraZeneca ended in the 2003 third quarter; LOSEC revenues in the 2003 first quarter were $39 million.

     Global sales of ZETIA totaled $189 million in the 2004 first quarter compared with sales of $46 million in 2003. ZETIA has now been approved in 62 countries. In the United States, more than 7.5 million prescriptions have been written for the product since its U.S. launch in November 2002, according to IMS Health. As a result of the approval in Mexico of the ezetimibe/simvastatin product, Schering-Plough earned a $7 million milestone in the 2004 first quarter. The company utilizes the equity method of accounting for its cholesterol joint venture with Merck. Under that method, the company records its share of the operating profits less its share of the research and development costs in “Equity income from cholesterol joint venture.” Operating profit in the context of the joint venture represents net sales, less cost of sales, direct promotion expenses and other costs that the company and Merck may agree to share. Operating profit excludes the cost of the company’s sales forces throughout the world, as well as the many indirect costs incurred by the company to support the manufacturing, marketing and management of ZETIA and VYTORIN. As such, the amount reported as “Equity income from cholesterol joint venture” represents what the company receives from the joint venture to fund the costs incurred by the company that are not shared with Merck. “Equity income from cholesterol joint venture,” as defined, totaled $78 million in the 2004 first quarter, which includes the $7 million receipt for the Mexico approval.

     Global Pharmaceuticals sales in the 2004 first quarter reflected a significant decline in sales for the company’s hepatitis C products, as expected, due to ongoing market competition. Sales of PEG-INTRON were down 33 percent to $148 million, and sales of REBETOL were down 55 percent to $99 million. Generic versions of REBETOL were launched in the United States earlier this month, with Schering-Plough also introducing a generic product. The U.S. introduction of generic ribavirin products is expected to sharply reduce the company’s REBETOL sales going forward. To strengthen its hepatitis C product line, the company launched a new PEG-INTRON REDIPEN precision-dosing pen for hepatitis C patients in February in the U.S. market, where it is being well received.

     The company’s allergy franchise continued to face intense competitive pressures in the United States. First quarter 2004 global CLARINEX sales were $130 million, down 25 percent. The decline was primarily due to the continued contraction in the U.S. prescription antihistamine market, stemming from the late-2002 introduction of over-the-counter (OTC) CLARITIN and other branded and non-branded nonsedating antihistamines, coupled with market share declines and trade inventory

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fluctuations. NASONEX sales rose 78 percent to $140 million primarily due to a favorable comparison with the 2003 first quarter, when sales had declined due to U.S. trade inventory reductions. In international markets, NASONEX sales were higher due to market share gains and market growth.

     Prescription products recording higher sales in the 2004 first quarter included REMICADE, up 45 percent to $165 million; TEMODAR, up 46 percent to $86 million; SUBUTEX, a treatment for opiate addiction, up 44 percent to $44 million; and CAELYX, up 55 percent to $34 million.

     In Consumer Health Care, sales of OTC CLARITIN totaled $117 million in the 2004 first quarter compared to sales of $129 million in the 2003 first quarter, which had benefited from the product’s initial launch period.

     Sales of Animal Health products were higher in the first quarter of 2004, helped by favorable foreign exchange and growth in the livestock product line.

     The company’s gross margin ratio to sales was 62.3 percent for the 2004 first quarter versus 68.4 percent in the 2003 period. The decline was primarily driven by an unfavorable change in product sales mix (lower sales of higher-margin products and higher sales of lower-margin products) and increased spending for the company’s current Good Manufacturing Practices (cGMP) compliance efforts, coupled with lower production volumes. Schering-Plough noted that its continued focus on compliance in all key functions is increasing the overall cost structure of the company. The absence of European LOSEC revenues in the first quarter of 2004 also contributed to the lower comparative gross margin ratio.

     Selling, general and administrative expenses rose 9 percent to $914 million in the first quarter of 2004, reflecting the expansion of the field force to prepare for the VYTORIN launch, continued investment to support key brands and the impact of foreign exchange. The company also expects to invest more in sales and marketing to protect its U.S. market shares, to support new product launches and to invest in R&D projects.

     Research and development spending for the first quarter totaled $372 million, up 15 percent, primarily due to the timing of research spending on programs such as PEG-INTRON and NOXAFIL (posaconazole suspension), a novel, oral broad-spectrum antifungal. Going forward, the company said there will be VEI savings realized in R&D, but these are expected to be offset by expenditures to advance the early pipeline to later-stage development.

     The “Other, net” line reflects higher net interest expense from increased borrowings including higher borrowing costs associated with the long-term debt issued in the 2003 fourth quarter. As of March 31, 2004, the estimated annual effective tax rate was 20.0 percent.

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Other Developments
The company also reported on recent significant developments, including:

•	Regulatory application filed in Japan for the PEG-INTRON and REBETOL combination therapy for treating hepatitis C.

•	REMICADE advanced to Phase III clinical trials on the company’s Product Pipeline for the treatment of juvenile rheumatoid arthritis (Schering-Plough has marketing rights to REMICADE in countries outside the United States, excluding Japan).

•	NOXAFIL advanced to Phase III clinical trials as a prophylactic treatment for serious fungal infections.

First Quarter 2004 Conference Call and Webcast
Schering-Plough will conduct a conference call at 8 a.m. (EDT) today to review these results and respond to investor inquiries. Fred Hassan, Schering-Plough’s chairman and CEO, and other members of management will participate in the conference call. To listen live to the call, dial 1-706-634-5003. A replay of the call will be available starting at approximately 11 a.m. on April 22 through 5 p.m. on April 26. To listen to the replay, dial 1-706-645-9291 and enter the conference ID #6245923.

     A live audio webcast of the conference call also will be available to all interested parties via the Schering-Plough corporate Web site, www.schering-plough.com, by clicking on the “View Webcasts” link. Software needed to listen to the webcast (Windows Media Player) is available via the site and should be downloaded prior to the beginning of the webcast. A replay of the webcast will be available starting at approximately 11 a.m. on April 22 through 5 p.m. on April 29.

     DISCLOSURE NOTICE: The information in this press release includes certain “forward-looking” statements relating to the company’s business prospects, earnings outlook, anticipated turnaround and resulting growth prospects, and savings goals relating to productivity and efficiency initiatives. Actual results may differ materially from forward-looking statements due to a number of risks and uncertainties, including the market viability of the company’s marketed and pipeline products, including the current and pipeline products in the company’s joint venture with Merck; possible changes in business strategies and the ability to successfully implement those business strategies; general market and economic factors; competitive product development; market acceptance of new products; product availability; current and future branded, generic or OTC competition; federal and state regulations and legislation; the research and regulatory processes for new products and indications; existing and new manufacturing issues that may arise; trade buying patterns; patent positions; litigation and investigations; and instability or destruction in a geographic area important to

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the company due to reasons such as war. For further details and a discussion of these and other risks and uncertainties, see the company’s past and future Securities and Exchange Commission filings, including the company’s 2003 10-K. The company does not assume any obligation to update any forward-looking statements.

     Schering-Plough is a research-based company engaged in the discovery, development, manufacturing and marketing of pharmaceutical products worldwide.

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SCHERING-PLOUGH CORPORATION

Report for the first quarter ended March 31 (unaudited):
(Amounts in millions, except per share figures)

	First Quarter
	2004	2003	%
Net Sales	$1,963	$2,082	(6)
Cost of Sales	740	658	13
Selling, General and Administrative	914	843	9
Research and Development	372	322	15
Other, Net	36	13	N/M
Special Charges a/	70	—	N/M
Equity (Income)/Loss from Cholesterol Joint Venture	(78)	30	N/M

(Loss)/Income Before Income Taxes	(91)	216	N/M
Income Tax Benefit/(Expense)	18	(43)	N/M

Net (Loss)/Income	$(73)	$173	N/M

Diluted (Loss)/Earnings per Common Share	$(0.05)	$0.12	N/M

Effective Tax Rate	20%	20%
Average Common Shares Outstanding – Diluted	1,471	1,470
Actual Number of Common Shares Outstanding at March 31	1,472	1,469

N/M – Not a meaningful percentage

a/ Special Charges for the first quarter of 2004 included $44 million of employee termination costs and $26 million of asset impairment charges primarily related to the company’s anticipated exit from a small European research-and-development facility.

Foreign exchange had no impact on diluted loss per share for the first quarter of 2004.

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SCHERING-PLOUGH CORPORATION

Report for the first quarter ended March 31 (unaudited):

Net Sales by Major Product:
(Dollars in Millions)	First Quarter
	2004	2003	%
GLOBAL PHARMACEUTICALS	$1,481	$1,646	(10)
Remicade	165	114	45
PEG-Intron	148	221	(33)
Nasonex	140	79	78
Clarinex	130	173	(25)
Rebetol	99	219	(55)
Claritin Rx *	91	89	3
Temodar	86	59	46
Integrilin	73	89	(18)
Intron A	69	74	(7)
Subutex	44	31	44
Elocon	38	39	(1)
Caelyx	34	22	55
CONSUMER HEALTH CARE	312	293	7
OTC	157	157	N/M
OTC Claritin	117	129	(9)
FOOT CARE	76	62	24
SUN CARE	79	74	7
ANIMAL HEALTH	170	143	20
CONSOLIDATED NET SALES	$1,963	$2,082	(6)

N/M – not a meaningful percentage

* Includes international sales of Claritin Rx only. Canadian sales of Claritin are now reported in the OTC Claritin line within Consumer Health Care. The prior period has been reclassified accordingly.

NOTE:	Certain prior period amounts have been reclassified to conform to the current year presentation.

Additional information about U.S. and international sales for specific products is available by calling the company or visiting the investor relations Web site at http://ir.schering-plough.com.

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